UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8. 2012

SAVICORP

(Exact name of registrant as specified in its charter)
Nevada	000-27727	91-1766174

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2530 South Birch Street, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (877) 611-7284

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 8, 2012, SaviCorp appointed Richard Makel Thomas as our Chief Marketing Officer.

On May 1, 2012, SaviCorp appointed Jerome Arthur Jacobsen as Senior Vice President of Media and Communications.

Resumes of these individuals follow:

Rick Thomas (Chief Marketing Officer) - Mr. Thomas has a deep understanding of marketing that spans 30 years and a variety of forums. His strategic methods of marketing have been honed by his experiences in the advertising industry, which range from sales to on-air programming. Mr. Thomas was a marketing specialist for CBS Radio in New York , Philadelphia , and Boston.

And now with his firm based in Los Angeles, Rick has worked with many different television shows and major brands for Product Integration and Sponsorship, including The Ellen Show, NASCAR Angels, Rachael Ray, Regis and Kelly, Who Wants to Be a Millionaire, Wheel of Fortune and Jeopardy. Brands include placements for Tivo, Texas Instruments, AutoTrader.com, Midas, Aetna , ABC Television, USAA and was part of the team which launched Priceline.com into radio and television Product Placement and Promotions.

Jerry Jacobsen (Sr. VP of Media and Communications) -

Jerry Jacobsen is a media executive who has overseen strategic operations within corporate communications, business development and diverse market initiatives. At various roles within the Fox Group and Times Mirror/Los Angeles Times, Mr. Jacobsen has worked with some of the most popular and successful brands around the globe, including FOX Broadcasting 20th Century Fox Film and Television, HarperCollins Publishing, New York Post, Newsday and Dow Jones, among others.

Mr. Jacobsen authored content/led design on multiple websites for media conglomerates, oversaw business communications strategies and written corporate policy in consult with the office of the Chairman and senior management teams. He also spearheaded bi-annual reports for media partners and the corporate Board of Directors.

Within economic development, Mr. Jacobsen oversaw more than $750 million in diverse supplier expansion, and currently serves on multiple business councils within the Southern California region. He is also a member of the Academy of Television Arts and Sciences (Emmy Awards).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

August 1, 2012	SaviCorp

By: /s/ Serge Monros
Serge Monros
Chairman, CEO

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